Exhibit 8

                    [Williams, Mullen, Christian & Dobbins]

                               February ___, 1997



Board of Directors
Community Bankshares Incorporated
200 North Sycamore Street
Petersburg, Virginia  23804

Board of Directors
County Bank of Chesterfield
Richmond, Virginia

         Re:      Tax Opinion - Exchange of Stock
                  of County Bank of Chesterfield for
                  Stock of Community Bankshares Incorporated

Ladies and Gentlemen:

         You have requested our opinion as to certain federal income tax consequences of the proposed exchange of shares of common stock (the "Share Exchange") of County Bank of Chesterfield ("CBOC") for shares of common stock of Community Bankshares Incorporated ("CBI") pursuant to the Agreement and Plan of Reorganization by and between these parties dated January 14, 1997 (the "Share Exchange Agreement"). Our opinion is given pursuant to Section 6.1(d) of the Share Exchange Agreement.

                                      FACTS

         CBI is a bank holding company headquartered in Petersburg, Virginia. CBI has two subsidiaries. The first subsidiary is The Community Bank, a Virginia-chartered bank that operates four banking offices which offer a full range of banking services principally to individuals and to small and medium sized businesses in Petersburg, Virginia. The second subsidiary, Commerce Bank of Virginia, is a Virginia-chartered bank and member of the Federal Reserve system which provides commercial and consumer banking services to customers in and around Richmond, Virginia, through its five banking offices.

         CBOC is a Virginia-chartered bank and member of the Federal Reserve system which provides commercial and consumer banking services to am client base located primarily in Chesterfield County, Virginia, in the Richmond metropolitan area. CBOC's principal executive offices are located in Chesterfield.

         Pursuant to the Share Exchange Agreement, all shares of outstanding common stock of CBOC will be exchanged for common shares of stock of CBI in accordance with the provisions of Titles 13.1 of the Code of Virginia. On the effective date of the Share Exchange each outstanding share of common stock of CBOC will be exchanged for 1.1054 shares of common stock of CBI and cash in lieu of any fractional share. After the Share Exchange, CBOC will continue its existing business and operations as a wholly owned subsidiary of CBI.

         In connection with this opinion, we have examined (i) the Share Exchange Agreement, (ii) the Registration Statement of CBI on Form S-4, dated February 27, 1997 (the "Registration Statement"), including the Joint Proxy Statement/Prospectus contained therein, and (iii) such other documents concerning the Share Exchange as we have deemed necessary ((i), (ii), and (iii) collectively, the "Share Exchange Documents"). With respect to the various factual matters material to our opinions, we have relied upon certificates of management of CBI and CBOC (the "Officers' Certificates"). We have assumed the correctness of the factual matters contained in such reliance sources and have made no independent investigation for the purpose of confirming that such factual matters are correct.

         We have assumed (i) the genuineness of all signatures on the Share Exchange Documents, (ii) the due authorization, execution, and delivery of all documents and the validity and binding effect thereof, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals from which the copies were made, and (v) the legal capacity of natural persons.

                                REPRESENTATIONS:

         In connection with the proposed Share Exchange, the following representations have been made to us by the management of CBI and the management of CBOC, respectively, in the Officers' Certificates upon which we have been authorized to rely:

         A. The fair market value of the CBI stock received by CBOC shareholders in the Share Exchange will be approximately equal to the fair market value of the CBOC stock surrendered by such shareholders in exchange therefore.

         B. To the best of the knowledge of the management of CBI and the management of CBOC, there is no plan or intention on the part of CBOC's shareholders to sell, exchange or otherwise dispose of a number of the shares of CBI stock received by them in the Share Exchange that would reduce such shareholders' ownership of CBI to a number of shares having a value, as of the date of the Share Exchange, of less than fifty percent (50%) of the value of all of the formerly outstanding shares of CBOC, as of the date of the same date. For purposes of this representation, shares of CBOC stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of CBI stock will be treated as outstanding CBOC stock on the date of the transaction. Moreover, shares of CBOC stock and shares of CBI stock held by CBOC shareholders and otherwise sold, redeemed, or disposed of before or after the transaction will be considered in making this representation.

         C. CBI has no plan or intention to reacquire any of its stock issued in the Share Exchange.

         D. CBI has no plan or intention to sell or otherwise dispose of any of the assets of CBOC acquired in the Share Exchange except for dispositions made in the ordinary course of business.

         E. CBI has no plan or intention to liquidate CBOC, to merge CBOC into another corporation, to sell or otherwise dispose of the stock of CBOC or to cause CBOC to issue additional shares of stock that would result in CBI losing control of CBOC within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

         F. At the time of the transaction, CBOC will not have outstanding any warrants, options, convertible securities, or any other type of rights pursuant to which any person could acquire stock in CBOC that, if exercised or converted, would affect CBI's acquisition or retention of control of CBOC, as defined in Section 368(c) of the Code.

         G. CBI does not presently own, nor has it ever owned, directly or indirectly, any of the stock of CBOC.

         H. There is no intercompany indebtedness of CBI or CBOC that was issued, acquired or will be settled at a discount as a result of the Share Exchange.

         I. The sole consideration to be issued by CBI in the Share Exchange will be shares of its voting common stock for the voting common stock of CBOC. For this representation, CBOC stock redeemed for cash or other property furnished by CBI will be considered as acquired by CBI. Further, no liabilities of CBOC or its shareholders will be assumed by CBI, nor will any of the CBOC stock acquired be subject to any liabilities.

         J. CBOC will pay its dissenting shareholders the value of their stock out of its own funds. No funds will be supplied for that purpose, directly or indirectly, by CBI nor will CBI directly or indirectly reimburse CBOC for any payments to dissenters.

         K. The payment of cash in lieu of fractional shares of CBI stock is solely for the purpose of avoiding the expense and inconvenience to CBI of issuing fractional shares and does not represent separately bargained for consideration.

         L. Following the Share Exchange, CBOC will continue its historic business in a substantially unchanged manner or continue to use a significant portion of its historic business assets in a business.

         M. At the time of the Share Exchange, the fair market value of the assets of CBOC will exceed the sum of its liabilities, including any liabilities to which its assets are subject.

         N. CBOC is not under the jurisdiction of a court in a case under Title 11 of the United States Code, as amended, or a similar case within the meaning of Section 368(a)(3)(A) of the Code.

         O. No two parties to the Share Exchange are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

         P. CBI, CBOC and the shareholders of CBOC will pay their own expenses, if any, incurred in connection with the Share Exchange.

         Q. None of the shares of common stock of CBI received by any stockholder-employee of CBOC pursuant to the Share Exchange are or will be consideration for services rendered. Any compensation paid to any stockholder-employee of CBOC will be for services actually rendered and will be commensurate with the amounts paid to third parties bargaining at arms length for similar services.

                                    OPINION:

         Based  on  the   foregoing   and   subject  to  the   limitations   and
qualifications set forth herein, we give our opinion as follows:

         1. The proposed Share Exchange will qualify as a reorganization within the meaning of Sections 368(a)(1)(B) of the Code, and CBI and CBOC will each qualify as a "party to a reorganization" within the meaning of Section 368(b) of the Code.

         2. No gain or loss will be recognized for federal tax purposes by CBI or CBOC as a result of the Share Exchange.

         3. No gain or loss will be recognized for federal tax purposes by the shareholders of CBOC as a result of the exchange of their common stock solely for the common stock of CBI.

         4. Any dissenting shareholder of CBOC who receives solely cash in exchange for shares of CBOC stock will be treated as receiving a distribution in redemption of such stock subject to the provisions and limitations of Section 302 of the Code.

         5. Any shareholder of CBOC who receives cash in lieu of a fractional share interest shall be treated as receiving a payment in redemption of such fractional interest subject to the provisions of section 302 of the Code. Gain or loss will be realized and recognized to such shareholder measured by the difference between the redemption price and the portion of the shareholder's basis in CBOC stock allocable to such fractional share interest.

         6. The aggregate tax basis of the shares of CBI stock received by each shareholder of CBOC will be equal to the aggregate tax basis of such shareholder's shares of CBOC stock surrendered therefore in the Share Exchange.

         7. The holding period under Section 1223 of the Code for the shares of CBI stock received by each shareholder of CBOC will include the holding period for the shares of CBOC stock of such shareholder surrendered therefore in the Share Exchange, provided that the CBOC shareholder held such stock as a capital asset on the date of the Share Exchange.

         8. CBI's basis in each CBOC share received in the exchange will equal the basis of that share in the hands of the CBOC shareholder.

         9. The holding period under Section 1233 of the Code of each CBOC share received in the Share Exchange by CBI will include the period during which that share was held by the CBOC shareholder.

         In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and other authorities as we have considered relevant. Our opinion is limited to the federal tax law of the United States and is expressed as of the date hereof. We do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance which hereafter comes to our attention or any change in law which hereafter occurs. Our opinions are limited to the matters expressly stated; no opinion is implied or may be inferred beyond such matters.

         Our opinion expressed herein is made in connection with the Share Exchange and is solely for the benefit of CBI and its Shareholders, and CBOC and its shareholders. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, which has been filed by CBI with the Securities and Exchange Commission, and to the reference to our firm under the caption "Certain Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement. This opinion may not, without our prior written consent, be otherwise distributed or relied upon by any other person, filed with any other government agency or quoted in any other document.


                                   Very truly yours,

                                   WILLIAMS, MULLEN, CHRISTIAN & DOBBINS



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